EXHIBIT 12.1
THE GOODYEAR TIRE & RUBBER COMPANY AND SUBSIDIARIES
COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED DIVIDENDS

(Dollars in millions)	Nine Months Ended September 30,	Year Ended December 31,
EARNINGS	2011	2010	2009	2008	2007	2006
Pre-tax income (loss) from continuing operations before adjustment for minority interests in consolidated subsidiaries or income or loss from equity investees	$602	$(3)	$(365)	$176	$436	$(230)

Add:
Amortization of previously capitalized interest	7	9	8	8	10	12
Distributed income of equity investees	6	4	3	3	3	5
Total additions	13	13	11	11	13	17

Deduct:
Capitalized interest	25	26	14	23	10	7
Minority interest in pre-tax income of consolidated subsidiaries with no fixed charges	10	6	4	11	14	8
Total deductions	35	32	18	34	24	15

TOTAL EARNINGS (LOSS)	$580	$(22)	$(372)	$153	$425	$(228)

FIXED CHARGES
Interest expense	$241	$316	$311	$320	$470	$467
Capitalized interest	25	26	14	23	10	7
Amortization of debt discount, premium or expense	10	14	16	17	26	21
Interest portion of rental expense (1)	83	111	105	105	101	98
Proportionate share of fixed charges of investees accounted for by the equity method	—	1	1	1	1	—

TOTAL FIXED CHARGES	$359	$468	$447	$466	$608	$593

TOTAL EARNINGS BEFORE FIXED CHARGES	$939	$446	$75	$619	$1,033	$365

Preferred Dividends	$15	$ *	$ *	$ *	$ *	$ *

Ratio of pre-tax income to net income	1.56	*	*	*	*	*

Preferred Dividend Factor	$23	$ *	$ *	$ *	$ *	$ *
Total Fixed Charges	359	468	447	466	608	593
TOTAL FIXED CHARGES AND PREFERRED DIVIDENDS	$382	$468	$447	$466	$608	$593

RATIO OF EARNINGS TO FIXED CHARGES AND PREFERRED DIVIDENDS	2.46	**	***	1.33	1.70	****
*    No preferred stock was outstanding for these periods.
**    Earnings for the year ended December 31, 2010 were inadequate to cover fixed charges. The coverage deficiency was $22 million.
***    Earnings for the year ended December 31, 2009 were inadequate to cover fixed charges. The coverage deficiency was $372 million.
****    Earnings for the year ended December 31, 2006 were inadequate to cover fixed charges. The coverage deficiency was $228 million.
(1) Interest portion of rental expense is estimated to equal 1/3 of such expense, which is considered a reasonable approximation of the interest factor.